Exhibit 10.2

Acreage Holdings, Inc.

450 Lexington Avenue, #3308

New York, NY 10163

January 25, 2021

SAFMB Concord LP

1900 Dome Tower, 333 7th Ave SW

Calgary, Alberta T2P 2Z1

Attention: Aaron Bunting

Dear Sir:

Reference is made to: (a) the Standby Equity Distribution Agreement dated as of May 29, 2020 (the “SEDA”) between SAFMB Concord LP (the “Investor”) and Acreage Holdings, Inc. (the “Company”); and (b) the letter agreement dated September 28, 2020 (the “September Letter Agreement”) from the Company to the Investor. Capitalized terms used but not defined herein have the meanings ascribed to them in the SEDA.

Pursuant to the September Letter Agreement, the Investor and the Company had agreed to terminate the SEDA and all rights and obligations of the parties thereunder, subject to certain exceptions, effective as of 11:59 pm (EST) on the earliest to occur of: (i) November 30, 2020 (the “Original Deadline”); and (ii) the date that the Company has obtained both a receipt from the Ontario Securities Commission for a short- form final base shelf prospectus and a declaration from the United States Securities and Exchange Commission that its registration statement is effective, in each case qualifying an At-The-Market equity offering program (collectively, the “Receipts”).

Further to recent discussions, the Investor and the Company wish to enter into this letter agreement to set out the terms and conditions upon which the SEDA will be terminated pursuant to Section 11.02(c) thereof.

Please indicate your agreement to the following by signing and returning to the Company an executed copy of this letter agreement.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Investor and the Company covenant and agree as follows:

1.	Extension. The Investor and the Company agree that Original Deadline is extended in accordance with Section 2 of this letter agreement and, notwithstanding anything to the contrary set out in the September Letter Agreement, the SEDA has not been terminated as at the date hereof and it shall continue in full force and effect, unamended, and is enforceable against the Company and the Investor in accordance with its terms.

2.	Termination. Effective as of 11:59 pm (EST) on the earliest to occur of: (i) June 30, 2021; and (ii) the date that the Company has obtained the Receipts:

(a)	the SEDA and all rights and obligations of the parties under the SEDA shall be terminated with the exception of Article 5 of the SEDA which shall survive indefinitely; and

(b)	the parties irrevocably and unconditionally release and discharge each other from any and all Claims which they have now or may have in the future against each other, other than (i) Claims involving fraud, bad faith, breach of fiduciary duty or wilful misconduct, (ii) Claims relating to or arising out of the provisions of the SEDA which survive pursuant to Section 2(a) of this letter agreement. “Claims” means all actions, causes of action, suits, proceedings, executions, judgements, duties, debts, accounts, contracts and covenants, claims and demands for losses, damages, liabilities, indemnity, costs, expenses, interest or injury of every nature and kind whether in law or in equity relating to or arising out of the SEDA.

3.	Assignment. Neither this letter agreement nor any rights of the parties hereto may be assigned to any other Person; provided that the Investor may assign this letter to an affiliate of the Investor on notice to the Company.

4.	Amendments. No amendment or waiver of any provision of any of this letter agreement shall be effective unless in writing and approved by the parties.

5.	Severability. If any provision of this letter agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this letter agreement and the remaining provisions will remain in full force and effect.

6.	Governing Law. This letter agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

7.	Further Assurances. The parties shall, from time to time, do all such acts and things and execute and deliver all such transfers, assignments and instruments as may be reasonably required for more effectively and completely carrying out the intent of this letter agreement.

8.	Benefit of the Agreement. This letter agreement becomes effective when executed by all of the parties. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

9.	Counterparts. This letter agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this letter agreement.

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Yours truly,

ACREAGE HOLDINGS, INC.

By:	/s/ Glen Leibowitz
Name: Glen Leibowitz
Title: Chief Financial Officer

ACCEPTED AND AGREED as of this 25 day of January, 2021.

SAFMB CONCORD LP, by its general partner
SAFMB CONCORD GP INC.

By:	/s/ Aaron Bunting
Name: Aaron Bunting
Title: CFO

Amendment to Side Letter